EXHIBIT 99.1

                         LASER MORTGAGE MANAGEMENT, INC.
                 ANNOUNCES $2.00 PER SHARE SPECIAL DISTRIBUTION

     Short Hills, New Jersey, March 29, 1999. The Board of Directors of LASER Mortgage Management, Inc. (NYSE: LMM) has declared a special first quarter distribution in cash of $2.00 per share of common stock. The special distribution is payable on April 30, 1999 to stockholders of record as of April 1, 1999. Depending upon the Company's final reported taxable income for 1999, this distribution may in whole or in part be characterized as a return of capital for tax purposes.

     The Company announced today that it terminated a repurchase agreement with a broker-dealer with respect to $500 million of the Company's agency mortgage pass-through certificates and realized a loss of $(8.5) million in connection therewith. From January 1, 1999 through today, the Company has sold approximately $300 million of securities, including approximately $275 million of agency mortgage pass-through certificates.

     The Company's management estimated that as of February 26, 1999, the Company's net asset value per share was between $6.75 and $7.00 (without giving effect to this special distribution and the termination of the repurchase agreement described above).

     LASER Mortgage Management, Inc. is a specialty finance company investing primarily in mortgage-backed securities and mortgage loans. The Company has elected to be taxed as a real estate investment trust under the Internal Revenue Code of 1986, as amended.

     "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: STATEMENTS IN THIS PRESS RELEASE REGARDING LASER MORTGAGE MANAGEMENT, INC.'S BUSINESS WHICH ARE NOT HISTORICAL FACTS ARE "FORWARD-LOOKING" STATEMENTS THAT INVOLVE RISK AND UNCERTAINTIES.

         Date:       March 29, 1999

         Contact:    LASER Mortgage Management, Inc.
                     Robert J. Gartner
                     Vice President
                     212-409-3452